Exhibit 99.1

May 16, 2018

Brad Turner

Via hand delivery or electronic

Dear Brad,

Your skills, experience, and leadership are essential as we accelerate the transformation of Newell Brands Inc. (“Newell Brands” or the “Company”). As a result, I am pleased to confirm your eligibility for the following retention elements:

1.	You will receive a one–time lump sum bonus of $500,000, less applicable taxes and other legal deductions, to be paid on or before July 15, 2018. By your acceptance of this offer, you are acknowledging that should you voluntarily terminate your employment with the Company, other than for “Good Reason” (as defined below), within one year (12 months) of your acceptance of this offer, you will pay back 100 percent of the monies received under the preceding sentence and, where permitted by applicable law, by your signature below, you authorize us to withhold this money from your final paycheck or any other amounts otherwise payable to you, if necessary.

2.	You are eligible to receive a one-time cash “Retention Bonus” of $700,000. This will be paid out in two installments, less applicable taxes and other legal deductions, with 50% to be paid in the first payroll after July 1, 2019 and the remaining 50% to be paid in the first payroll after July 1, 2020.

3.	In May 2018, you were also granted a one-time special “Equity Award” with a value of $700,000, based on the closing price of the common stock of Newell Brands on May 15, 2018. This restricted stock unit (RSU) award will vest in three equal installments on the first, second, and third anniversaries of the date of your award, and is subject to those terms and conditions set forth in your RSU award agreement.

To be eligible to receive any installment of the Retention Bonus, you must:

1.	Keep the terms of this letter agreement, including the terms, amount, value and nature of the Retention Bonus and Equity Award, completely confidential, except to the extent this letter agreement or the equity award (or their terms) is publicly disclosed by the Company, and provided further that you may disclose information to your spouse, accountants, and attorneys who should be informed of and will be bound by this confidentiality provision;

2.	Remain employed with the Company through the applicable payment date, subject to the following;

a.	If you voluntarily resign your employment with the Company, other than for Good Reason, or if your employment is terminated for “Good Cause”, as defined below, prior to any payment date, the Company shall not be required to make such payment of your Retention Bonus.

b.	If your employment is terminated by the Company without Good Cause or voluntarily by you for Good Reason prior to the payment in full of your Retention Bonus, you will receive any outstanding payments of the Retention Bonus as soon as administratively possible after termination of your employment. Any such payment will be made in the first payroll after the termination of your employment is effective (and no later than 60 days after the termination date), subject to applicable taxes and other legal deductions.

c.	For purposes of this letter agreement, “Good Cause” means:

i.    your willful engagement in misconduct in the performance of your duties that causes material harm to the Company; or

ii.    your conviction of a criminal violation involving fraud or dishonesty.

Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by you and/or the Company to attain financial or other business objectives; any personal or policy disagreement between you and the Company or any member of the Board of Directors; or any action taken by you in connection with your duties if you have acted in good faith and in a manner you reasonably believed to be in, and not opposed to, the best interest of the Company and had no reasonable cause to believe your conduct was improper. Notwithstanding anything herein to the contrary, in the event the Company terminates your employment for Good Cause hereunder, the Company shall give you at least thirty (30) days’ prior written notice specifying in detail the reason or reasons for your termination.

d.	For purposes of this letter agreement, “Good Reason” shall exist if, without your written consent:

i.    there is a material change in the nature or the scope of your authority or duties;

ii.    you are required to report to an officer with a materially lesser position or title than the officer to whom you reported before such change in reporting structure was instituted;

iii.    a material reduction in your rate of base salary;

iv.    the Company changes by fifty (50) miles or more the principal location in which you are required to perform services;

v.    the Company terminates or materially amends, or terminates or materially restricts your participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which you are participating materially fail to provide you with a level of benefits provided in the aggregate by such plans prior to such termination or amendment; or

vi.    the Company materially breaches the provisions of this letter agreement.

e.	A termination of your employment shall not be deemed to be for Good Reason unless (i) you give notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) your termination occurs not later than ninety (90) days after such event or condition initially occurs or exists, in each case without your written consent.

Brad, we are pleased you will continue to support our accelerated transformation plan and contribute to Newell’s success. We will count on your leadership to make a difference throughout Newell Brands.

Sincerely,

Mike Polk

CEO - Newell Brands

To indicate your acceptance of this offer, please sign in the space provided below and return to me no later than May 31, 2018. Please be advised that this is merely a summary of the terms of the Company’s offer to you and does not constitute or imply a contract of employment and that the Company may modify or terminate any of its benefit or compensation programs from time to time. Your signature indicates acknowledgement that, if employed, your employment is to be “at will” which means that either the Company or you may terminate your employment at any time, with or without notice, subject to any legal obligations or contractual obligations as are associated with such termination.

/s/ Brad Turner
Signature

Brad Turner
Printed Name

5/17/18
Date